SUB-ITEM 77C

(a1) The Special  Shareholders'  Meeting of THE AAL MUTUAL  FUNDS on October 30,
     1998

(b1) n/a

(c1) RESOLVED: a majority vote of The AAL Small Cap Stock shareholders agreed to change its fundamental investment objective

                    # of shares         % of
                    outstanding         shares
                    -------------       -------
For                 5,230,155.505       93.998%

Against             92,370.399          1.660%

Abstained           241,606.988         4.342%
                    -------------       -------
                    5,564,132.892       100.000%

(d1) n/a





(a2) The Special  Shareholders'  Meeting of THE AAL MUTUAL  FUNDS on October 30,
     1998

(b2) n/a

(c2) RESOLVED: a majority vote of The AAL Mid Cap Stock shareholders agreed to change its fundamental investment objective

                    # of shares         % of
                    outstanding         shares
                    -------------       -------
For                 20,722,662.178      93.827%

Against             317,918.803         1.440%

Abstained           1,045,391.031       4.733%
                    -------------       -------
                    22,085,972.012      100.000%

(d2) n/a



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(a3) The Special  Shareholders'  Meeting of THE AAL MUTUAL  FUNDS on October 30,
     1998

(b3) n/a

(c3) RESOLVED: the shareholders of The AAL International Fund agreed to a change in sub-adviser from Societe Generale Asset Management Corp. to Oechsle International Advisers LLC, effective November 1, 1998

                   # of shares         % of
                    outstanding         shares
                    -------------       -------
For                 7,382,768.097       94.646%

Against             79,092.486          1.01%

Abstained           338,536.103         4.340%
                    -------------       -------
                    7,800,396.686      100.000%

(d3) n/a





(a4) The Special  Shareholders'  Meeting of THE AAL MUTUAL  FUNDS on October 30,
     1998

(b4) The next item of business was the election of seven Trustees. Mr. Wreschnig explained that the Trustees are elected by a plurality of the votes cast by the holders of shares of The AAL Mutual Funds, with all Series voting together. Votes received are as follows:

                         Shares              Total               Percentage
Nominee                  voted for           Shares voted        voted for
-------------            ----------------    ----------------    ---------------
John H. Pender           282,502,836.140     287,961,737.066     98.10%

Richard L. Gady          282,499,995.401     287,983,263.822     98.09%

Lawrence M. Woods        282,376,542.000     287,961,537.072     98.06%

F. Gregory Campbell      282,463,924.061     287,961,537.066     98.09%

John O. Gilbert          282,535,204.440     287,961,537.066     98.11%

Ronald G. Anderson       282,425,583.449     287,961,537.066     98.07%

Edward W. Smeds          282,300,409.506     287,961,537.075     98.03%


D.W. Russler did not stand for re-election. The Funds Secretary voted the shares received, noting that each person is duly elected as Trustee of the Funds.

(c4) n/a

(d4) n/a


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(a5) The Special  Shareholders'  Meeting of THE AAL MUTUAL  FUNDS on October 30,
     1998

(b5) n/a

(c5) RESOLVED:   proposal  to  ratify   PricewaterhouseCoopers   as  independent
     accountants for fiscal year ending April 30, 1999

                   # of shares         % of
                    outstanding         shares
                    -------------       -------
Affirmative         275,960,818.636     50.66%

Against             1,573,013.706       0.29%

Abstained           10,411,000.724      1.91%

(d5) n/a